China Electronics Holdings, Inc. (OTCQB: CEHD) Engages American Capital Ventures for Investor Relations Services

LU'AN CITY, China, Dec. 9, 2014 /PRNewswire/ -- China Electronics Holdings, Inc. (OTCQB: CEHD), today announced that it has engaged American Capital Ventures ("ACV"), a boutique provider of comprehensive investor relations, financial marketing and capital advisory services to the micro- and small-cap community.

Mr. Hailong Liu, Chairman of China Electronics Holdings, Inc., commented, "There are a few changes coming in 2015 that we expect to be accretive to our business, to positively impact our trajectory for the future, and, in the end, bring greater value to our shareholders. In advance of these, we found it prudent to begin laying the new foundation to communicate our story to U.S. shareholders. We're pleased to engage ACV to assist us in this initiative whereby they will work to expand our digital communication and investor awareness, and garner support of the investment community. We're thrilled to have them on board and are excited for what's to come."

"We find China Electronics Holdings' current business and opportunity in China and plans for the future encouraging and look forward to working with their management team to assist in their growth. Increasing their communication and visibility in the U.S. market and within the greater investment community are top priorities for our team moving forward," said Howard Gostfrand, President of American Capital Ventures.

About China Electronics Holdings

China Electronics Holdings, Inc., through its subsidiaries, is engaged in the retail and wholesale of consumer electronics and appliances to rural areas in Anhui Province in the People's Republic of China. The Company primarily offers solar heaters, refrigerators, air conditioners, and televisions, and manufactures and sells private label brand refrigerators. As of September 30, 2014, the Company operated 1 company-owned store, 141 exclusive franchise stores under the Guoying brand name and 16 non-exclusive franchise stores in rural markets in Anhui Province. China Electronics Holdings, Inc. was founded in 2002 and is based in Lu'an City, Anhui Province, of the People's Republic of China.

Forward Looking Statements

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including, without limitation, anything relating or referring to plans for future business development activities, and are thus prospective, and are made in reliance upon the protections provided by such Acts for forward-looking statements. We have identified forward-looking statements by using words such as "expect," "believe," and "should." Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Relations: Howard Gostfrand, info@amcapventures.com, 305.918.7000